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                                                                    EXHIBIT 3.36

                                     BYLAWS

                                       of

                           PLASTICS U.S.A. CORPORATION

                                    ARTICLE I

                             MEETING OF SHAREHOLDERS

      1. Shareholders' meetings shall be held at the principal place of business of the corporation or at such other place as may be determined by the Board of Directors.

      2. The annual meeting of the shareholders shall be held at 2:00 P.M. on the second Monday in March of each year, beginning with the year 1985.

      3. At the annual meeting of the shareholders a Board of Directors of one or more members as the shareholders may determine, shall be selected on one ballot, with each shareholder entitled to vote as many shares as each shareholder owns times the total number of directors to be elected, divided in any manner such shareholder wishes among the various candidates.

      4. Notice of the time and place of the annual meeting shall be sent to each shareholder of record by first class mail at such share holder's address as recorded on the stock books of the corporation at least 10 days prior to the scheduled meeting.

      5. A quorum of shareholders at any meeting shall consist of the owners of a majority of the shares outstanding. If a quorum is present, the shareholders may adjourn from day to day as they see fit, and no notice of such adjournment need to given. If a quorum is not present, the shareholders present in person or by proxy may adjourn to such future time as shall be agreed upon by them and notice of such adjournment shall be mailed to each shareholder at least 10 days before such adjourned meeting.

      6. Special meetings of the shareholders may be called at any time by the President, any two directors, or the holders of one-tenth of the outstanding shares of capital stock. The Secretary shall mail a notice of such call to each shareholder of the Corporation at least 10 days before such meeting, and such notice shall state the time, place and purpose of the meeting. No business shall be transacted at a special meeting except as stated in the notice sent to the shareholders, unless by the unanimous consent of all shareholders, either in person or by proxy.

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      7. Each shareholder, whether represented in person or by proxy, shall be entitled to one vote for each share of stock standing in such shareholder's name on the books of the company.

      8. All proxies shall be in writing and signed by the shareholder.

      9. Any action required or permitted to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who have not consented in writing.

                                   ARTICLE II
                                     STOCK

      1. Certificates of stock shall be in a form adopted by the shareholders and shall be signed by the President or Vice-President and the Secretary or Treasurer.

      2. All certificates shall be numbered consecutively. The name of the person owning the shares represented thereby, with the number of such shares and the date of issue, shall be entered upon the corporation's books.

      3. All certificates of stock transferred by endorsement thereon shall be surrendered for cancellation and new certificates issued to the purchaser or assignee.

      4. Shares of stock shall be transferred only on the books of the corporation by the holder thereof.

                                   ARTICLE III

                                    DIRECTORS

      1. The Directors shall have the general management and control of the business and affairs of the corporation and shall exercise all the powers that may be exercised or performed by the corporation under the statutes of the State of Michigan, the articles of incorporation or the corporate bylaws.

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      2. The Board of Directors shall consist of one or more members, as the shareholders may determine, who need not be shareholders.

      3. A vacancy on the Board of Directors by reason of death, resignation or other causes may be filled by vote of the remaining directors, or the board may leave the position unfilled, in which case it may be filled by the shareholders at the next annual meeting. During periods when there are unfilled vacancies on the Board of Directors, actions taken by a majority of a quorum of the reduced number shall constitute actions of the Board.

      4. The Board of Directors shall meet at least annually, at times and places to be fixed by the Board. Special meetings may be called by the President or by any two Directors, giving one day's notice to each Director.

      5. Any action to be taken at a meeting of the Board of Directors or any committee thereof, may be taken without a meeting, without prior notice, and without a vote, if all the members of the Board of Directors, or of the committee, consent thereto in writing. The written consents shall be filed with the minutes of the Board or committee.

      6. A member of the Board of Directors may participate in a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting pursuant to this provision shall constitute presence in person at the meeting.

      7. Directors shall act on all matters by a majority of a quorum; a quorum shall consist of a majority of the filled directorships.

                                   ARTICLE IV

                                    OFFICERS

      1. The officers of the corporation shall consist of a President, a Secretary and a Treasurer, and such other officers as shall from time to time be appointed by the Board of Directors.

      2. The President shall preside at all meetings of the directors and shareholders and shall have general charge of and control over the affairs of the corporation subject to the Board of Directors.

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      5. The Executive Committee shall meet informally as needed in the operation of the corporation and shall normally operate on a consensus basis, with no formal motions, resolutions or votes.

      6. Members of the Executive Committee shall serve at the pleasure of the Board of Directors.

                                   ARTICLE VI

                                  FISCAL YEAR

      1. The fiscal year of the corporation shall begin on the first day of January and end on the last day of December.

                                   ARTICLE VII

                                   AMENDMENTS

      1. Any of these bylaws may be amended or repealed by a majority vote of the Board of Directors at any annual meeting or at any special meeting called for that purpose.

Adopted: JUNE 25, 1984

                                   /s/ Lloyd Higginbolt
                                   ---------------------------------------------
                                   Secretary